                                   EXHIBIT 13






                             VALLEY INDEPENDENT BANK
                        FLEXPLUS RETIREMENT SAVINGS PLAN
                                DECEMBER 31, 1999

                                    CONTENTS


--------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                                               1

--------------------------------------------------------------------------------------------

FINANCIAL STATEMENTS

   STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS                                    2
   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION    3
   NOTES TO FINANCIAL STATEMENTS                                                           4

--------------------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of
    Valley Independent Bank Flexplus Retirement Savings Plan

We have audited the accompanying statements of net assets available for plan benefits of Valley Independent Bank Flexplus Retirement Savings Plan (the Plan) as of December 31, 1999 and 1998 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1999. These financial statements are the responsibility of the plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of Valley Independent Bank Flexplus Retirement Savings Plan as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for the year ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Vavrinek, Trine, Day  & Co., LLP
------------------------------------
Laguna Hills, California
April 27, 2000

            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                           DECEMBER 31, 1999 AND 1998


                                                               1999            1998
                                                           ----------      ----------
ASSETS

Cash - Non Interest Bearing                                $    4,367      $    6,529

Receivables:
     Valley Independent Bank - Salary Deferral                     --              --
     Valley Independent Bank - Employer Match                      --          86,467
     Investments in Transit                                        --              --
                                                           ----------      ----------
                                    TOTAL RECEIVABLES              --          86,467
                                                           ----------      ----------


Investments:
     College Life Group Annuity                               296,403         282,684
     Valley Independent Bank Stock                          1,358,146       1,533,267
     Nationwide Life Insurance Company                      3,610,579       2,029,128
     Loans                                                    357,854         251,556
                                                           ----------      ----------
                                    TOTAL INVESTMENTS       5,622,982       4,096,635
                                                           ----------      ----------

                                 NET ASSETS AVAILABLE
                                    FOR PLAN BENEFITS      $5,627,349      $4,189,631
                                                           ==========      ==========



The accompanying notes are an integral part of these financial statements.

            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR
                       PLAN BENEFITS WITH FUND INFORMATION

                          YEAR ENDED DECEMBER 31, 1999


                                                    Participant Directed
                               --------------------------------------------------------------
                                                Interest in       Investment         Loans
                                  Fixed          Registered           in              to
                                  Annuity        Investment           VIB           Partici-
                                 Contract        Companies           Stock           pants            Other           Total
                               -----------      -----------      -----------      -----------      -----------      -----------
INVESTMENT INCOME
   Interest and Dividends      $    19,646      $        --      $        --      $    21,294      $       891      $    41,831
   Net Change in Current
      Value of Investments                          523,015         (585,544)                                           (62,529)
                               -----------      -----------      -----------      -----------      -----------      -----------

   Total Income                     19,646          523,015         (585,544)          21,294              891          (20,698)

CONTRIBUTIONS
   Participants                                     564,790          168,956                                            733,746
   Employer                                                          173,445                                            173,445
   Rollover                                         727,482           34,803                                            762,285
                               -----------      -----------      -----------      -----------      -----------      -----------
                                        --        1,292,272          377,204               --               --        1,669,476
                               -----------      -----------      -----------      -----------      -----------      -----------
   Total Additions                  19,646        1,815,287         (208,340)          21,294              891        1,648,778

DEDUCTIONS
   Distributions                   (12,835)        (138,227)         (59,998)                                          (211,060)
                               -----------      -----------      -----------      -----------      -----------      -----------

   Total Deductions                (12,835)        (138,227)         (59,998)              --               --         (211,060)

NET INCREASE (DECREASE)
   PRIOR TO NET
      INTERFUND TRANSFERS            6,811        1,677,060         (268,338)          21,294              891        1,437,718

NET INTERFUND TRANSFERS              6,908          (95,609)          93,217           85,004          (89,520)              --
                               -----------      -----------      -----------      -----------      -----------      -----------

NET INCREASE (DECREASE)             13,719        1,581,451         (175,121)         106,298          (88,629)       1,437,718

NET ASSETS AVAILABLE
   FOR PLAN BENEFITS
   Beginning of Year               282,684        2,029,128        1,533,267          251,556           92,996        4,189,631
                               -----------      -----------      -----------      -----------      -----------      -----------
   End of Year                 $   296,403      $ 3,610,579      $ 1,358,146      $   357,854      $     4,367      $ 5,627,349
                               ===========      ===========      ===========      ===========      ===========      ===========



The accompanying notes are an integral part of these financial statements.

            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE A - DESCRIPTION OF PLAN

The following description of the Valley Independent Bank's Flexplus Retirement Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. The Plan is sponsored by VIB Corp and includes participants from VIB Corp, Valley Independent Bank and Bank of Stockdale, collectively referred to herein as the "Company".

GENERAL

The Plan is a defined contribution plan covering all regular part-time or full-time employees of the Company who have 90 days of service and are age eighteen or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The ERISA minimum coverage requirements have been met.

CONTRIBUTIONS

For each year, contributions are determined by the Board of Directors. Participants may contribute up to fifteen percent of their annual compensation before commissions and noncash taxable fringe benefits not to exceed $10,000. The Company will match 25% of each dollar contributed by employees up to 6% of employees' income. The Company may make additional discretionary matching contributions based upon the Company's performance. Forfeitures of terminated participants nonvested accounts reduces the contribution from the Company.

PARTICIPANT ACCOUNTS

Each participant's account is credited with the participant's contribution and an allocation of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the Company's matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service. A participant is 100 percent vested after seven years of credited service.

PAYMENT OF BENEFITS

Upon retirement, termination of service, or death a participant may elect to receive either a lump-sum amount equal to the value of his or her vested account, or monthly, quarterly, or annual installments over the life expectancy of the participant and the participant's designated beneficiary.

            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

INVESTMENT VALUATION

The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Bank stock is valued at its quoted market price. Participant notes receivable are valued at cost, which approximates fair value.

PAYMENT OF BENEFITS

Benefits are recorded when paid.


NOTE C - INVESTMENTS

The Plan's investments are held by various bank-administered trust funds. The following table presents the fair value of investments:


                                                                                     December 31, 1999
                                                                                ----------------------------
                                                                               Number of
                                                                               Shares or
                                                                               Principal
                                                                                 Amount              Fair Value
                                                                                ---------         ----------
INVESTMENTS AT FAIR VALUE AS
   DETERMINED BY QUOTED MARKET PRICE

College Life Insurance - Fixed Annuity Contract                                   296,403         $  296,403

Nationwide Arranger Group - Mutual Funds                                        1,204,851          3,610,579

Investment in Valley Independent Bank Stock                                       178,117          1,358,146

Loans to Participants                                                             357,854            357,854
                                                                                                  ----------

                                       TOTAL INVESTMENTS AT FAIR VALUE                            $5,622,982
                                                                                                  ==========

            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE D - PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.


NOTE E - TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated November 16, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.


NOTE F - LOANS TO PARTICIPANTS

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loans to Participants fund. Loan terms range from one to five years. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the plan administrator. Interest is charged at VIB's prime rate, plus one percent. Principal and interest is paid ratably through monthly payroll deductions.


NOTE G - PLAN AMENDMENTS

During 1999, the Plan was amended to extend coverage and participation to employees of Bank of Stockdale as of the date Bank of Stockdale became a wholly owned subsidiary of VIB Corp. Past service with Bank of Stockdale is recognized for participation and vesting purposes.